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FOR IMMEDIATE RELEASE
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CONTACT:  LAUREN L. BARR
          BRE PROPERTIES, INC.
          (415) 445-6523


                BRE PROPERTIES BUYS 490-UNIT APARTMENT COMMUNITY
                  IN SAN FRANCISCO BAY AREA FOR $58.8 MILLION;
               BRE NOW OWNS 11,572 APARTMENT UNITS IN WESTERN U.S.

     SAN FRANCISCO (September 30, 1996) -- BRE Properties, Inc. (NYSE:BRE), one of the nation's largest multifamily real estate investment trusts (REITs), has purchased Foster's Landing, a 490-unit apartment community in Foster City, California for a cash price of $58.8 million. BRE now owns 52 apartment communities totaling 11,572 units in nine major markets in the
Western United States.      Frank C. McDowell, president and chief executive
officer of BRE, said, "This transaction is an example of BRE's ability to source product for acquisition in our target markets. BRE approached the institutional seller directly and was able to acquire a very attractive asset without exposing the property to a bidding competition in the highly
competitive San Francisco Bay Area marketplace."      McDowell added, "The
Foster's Landing acquisition increases BRE's management and operating efficiencies in the San Francisco Bay Area, where we now own 1,068 units.
The Bay Area plays an important role in BRE's strategy to balance our multifamily holdings across the key growth markets of the Western U.S. The Bay Area continues to be a leader nationally in economic expansion and rental rate growth driven by its highly educated workforce, its outstanding quality of life and its position as a regional center for finance, technology and
trade."      Factored into the estimated initial yield of 8% is $4.5 million in enhancements to the property to be completed over the next 24 months, including full exterior painting, landscape upgrades, an exterior lighting upgrade program, deck and fence replacements, roof repairs and tile replacements.

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     "As long-term holders, our emphasis is on quality enhancement and preservation of construction and community amenities that allow us to benefit fully on renewal and turnover of leases from the rental rate strength of the market," stated McDowell.
     Foster City is an upscale planned community located 25 miles south of San Francisco, 25 miles north of San Jose and 10 miles south of San Francisco International Airport. Foster's Landing, comprised of 490 units in 35 two- and three-story buildings on 29 acres of land, has an occupancy of 98%.
     The property was constructed in 1987 and consists of 52% one-bedroom units, 31% one-bedroom with den units, and 17% two-bedroom units. The average unit size is 847 square feet, and the current average monthly rent per unit is $1,312.
     Since the beginning of 1996, BRE has invested $173.2 million in the acquisition of six apartment communities totaling 2,516 units.
     BRE Properties, headquarters in San Francisco, is a self-administered, self-managed and fully integrated equity real estate investment trust focusing on the acquisition and management of multifamily properties in the Western United States.

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     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
     OF 1995: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING COMPANY AND PROPERTY PERFORMANCE. ACTUAL RESULTS COULD VARY MATERIALLY DEPENDING ON RISKS AND UNCERTAINTIES INHERENT TO GENERAL AND LOCAL REAL ESTATE CONDITIONS, OR COMPETITIVE FACTORS SPECIFIC TO THE WESTERN MARKETS IN WHICH BRE OPERATES. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THIS INFORMATION. FOR MORE DETAILS, PLEASE REFER TO THE COMPANY'S SEC FILINGS, INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.